Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-164244) of Athens Bancshares Corporation of our report dated March 26, 2010, relating to the audits of Athens Federal Community Bank and subsidiaries included in the Annual Report on Form 10-K of Athens Bancshares Corporation for the year ended December 31, 2009.

/s/ HAZLETT, LEWIS & BIETER, PLLC

Chattanooga, Tennessee
March 26, 2010